Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Novo Nordisk A/S on Form S-8 Nos. 333-83724 and 333-221244 of our report dated June 17, 2026 on our audits of the financial statements of Novo Nordisk Inc. 401(k) Savings Plan as of December 31, 2025 and 2024 and for the years then ended and supplemental schedule as of December 31, 2025, which report is included in this Annual Report on Form 11-K to be filed on or about June 17, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Metairie, Louisiana

June 17, 2026